EXHIBIT 10.1

AGREEMENT

This Separation Agreement and Release of Claims (“Agreement”) is entered into by Lane M. Bowen and all of his agents, successors and assigns (“Employee”), and Kindred Healthcare Operating, Inc. (“Kindred”) and all companies related to Kindred and all of its affiliates, subsidiaries or related companies, past and present (collectively, the “Company”).

WHEREAS, Employee and Company hereby desire to settle all disputes and issues related to the termination of Employee from Employee’s services to the Company.

NOW, THEREFORE, in consideration of the premises and the terms and conditions contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1. Resignation. Employee is hereby separated from all capacities and positions with the Company effective April 16, 2014 (“Date of Separation”).

2. Obligations of the Company. The Company shall pay Employee’s base salary through the Date of Separation and any amounts owed to Employee pursuant to the Company’s standard reimbursement procedures, including, without limitation, paid time off benefits. Following the execution of this Agreement and subject to the terms and conditions of this Agreement, Employee also will be entitled to the following additional payments and benefits:

(a) on the first business day following the conclusion of the fourteen (14) day calendar period following the Date of Separation, the Company shall pay to Employee a cash severance payment in an amount equal to $1,010,083.

(b) in satisfaction of the annual bonus Employee would otherwise be eligible to earn under the Company’s short-term incentive plan in respect of the 2014 calendar year, the Company shall pay to Employee an amount equal to the product of (i) the actual annual bonus, if any, to which the Employee would have been entitled for the 2014 calendar year had Employee’s employment with the Company not been terminated, as determined in accordance with the terms and conditions of the short-term incentive plan, multiplied by (ii) a fraction, the numerator of which is the number of days in the period beginning on the first day of the 2014 calendar year and ending on the Date of Separation and the denominator of which is 365. Such amount, if any, shall be paid on the date when such amounts would otherwise have been payable to the Employee if Employee’s employment with the Company had not terminated as determined in accordance with the terms and conditions of the short-term incentive plan of the Company.

(c) in satisfaction of the bonus Employee would otherwise be eligible to earn under the Company’s long-term incentive plan in respect of the 2014 performance periods, the Company shall pay to Employee for each of the relevant performance periods an amount equal to the product of (i) the actual bonus, if any, to which the Employee would have been entitled for each of the respective 2014 performance periods had Employee’s employment with the Company not been terminated, as determined in accordance with the terms and conditions of the Company’s long-term incentive plan, multiplied by (ii) a fraction, the numerator of which is the number of days in the relevant performance period beginning on the first day of the performance period and ending on the Date of Separation and the denominator of which is the total number of days in the relevant performance period. Such amount, if any, and any amounts previously earned by Employee under the former long-term incentive plan, shall be paid on the date when such amounts would otherwise have been payable to the Employee if Employee’s employment with the Company had not terminated as determined in accordance with the terms and conditions of the long-term incentive plans of the Company.

(d) For a period of 18 months following the Date of Separation (the “Benefit Continuation Period”), the Employee shall be treated as if Employee had continued to be an Employee for all purposes under the Company’s health care plan and dental care plan; or if the Employee is prohibited from participating in such plans, the Company shall otherwise provide such benefits. Employee shall be responsible for any costs for such insurance coverage; provided, however, that the Company will pay to Employee a lump sum payment equal to the monthly employer subsidy of such costs for the duration of the Benefit Continuation Period, plus an amount necessary to cover any incremental taxes incurred by Employee related to such payment. Following the Benefit Continuation Period, the Employee shall be entitled to receive continuation coverage under Part 6 of Title I of ERISA by treating the end of this period as the applicable qualifying event (i.e., as a termination of employment) for the purposes of ERISA Section 603(2) and with the concurrent loss of coverage occurring on the same date, to the extent allowed by applicable law.

(e) For the Benefit Continuation Period, the Company shall maintain in force the Employee’s life insurance in effect under the Company’s basic and voluntary life insurance benefit plan as of the Date of Separation. Employee shall be responsible for any costs for such insurance coverage; provided, however, that the Company will pay to Employee a lump sum payment equal to the monthly employer subsidy of such costs for the duration of the Benefit Continuation Period, plus an amount necessary to cover any incremental taxes incurred by Employee related to such payment. For purposes of clarification, the portion of the premiums in respect of such plan for which Employee and Company are responsible, respectively, shall be the same as the portion for which Company and Employee are responsible, respectively, immediately prior to the Date of Separation.

(f) For the Benefit Continuation Period, the Company shall provide short-term and long-term disability insurance benefits to Employee equivalent to the coverage that the Employee would have had if Employee had remained employed under the disability insurance plans applicable to Employee on the Date of Separation. Employee shall be responsible for any costs for such insurance coverage; provided, however, that the Company will pay to Employee a lump sum payment equal to the monthly employer subsidy of such costs for the duration of the Benefit Continuation Period, plus an amount necessary to cover any incremental taxes incurred by Employee related to such payment. Should Employee become disabled during such period, Employee shall be entitled to receive such benefits, and for such duration, as the applicable plan provides. For purposes of clarification, the portion of the premiums in respect of such short-term and long-term disability benefits for which Employee and Company are responsible, respectively shall be the same as the portion for which Employee and Company are responsible, respectively, immediately prior to the Date of Separation.

(g) On the first business day following the conclusion of the sixty (60) day calendar period following the Date of Separation, the Company shall pay to Employee a cash payment in an amount, if any, necessary to compensate Employee for the Employee’s unvested interests under the Company’s retirement savings plan which are forfeited by Employee in connection with the termination of Employee’s employment.

(h) Any outstanding unvested stock options or performance shares held by Employee on the Date of Separation shall continue to vest in accordance with their original terms (including any related performance measures) through the Benefit Continuation Period as if Employee had remained an employee of the Company through the end of such period and any such stock option or performance shares that has not vested as of the conclusion of such period shall be immediately cancelled and forfeited as of such date. In addition, Employee shall have the right to continue to exercise any outstanding vested stock options held by Employee through the Benefit Continuation Period; provided that in no event shall Employee be entitled to exercise any such option beyond the original expiration date of such option. Any outstanding restricted stock award held by Employee as of the Date of Separation that would have vested on or before the Benefit Continuation Period had Employee remained an employee of the Company through the end of such date shall be immediately vested as of the Date of Separation and any restricted stock award that would not have vested as of the conclusion of such period shall be immediately cancelled and forfeited as of such date.

(i) Notwithstanding anything in this Agreement to the contrary, in no event shall the provision of in-kind benefits pursuant to this Section 2 during any taxable year of Employee affect the provision of in-kind benefits pursuant to this Section 2 in any other taxable year of Employee.

3. Death after Resignation. In the event of the death of Employee during the period Employee is receiving payments pursuant to this Agreement, Employee’s designated beneficiary shall be entitled to receive the balance of the payments; or in the event of no designated beneficiary, the remaining payments shall be made to Employee’s estate.

4. Employee Acknowledgment and Release. Employee expressly acknowledges that the above payments include consideration for the settlement, waiver, release and discharge and hereby knowingly and voluntarily waives, releases and forever discharges, to the fullest extent permitted by law, all known and unknown claims, promises, causes of action, rights to assert any claim on Employee’s behalf or on behalf of any other person(s) or entity(ies), or similar rights of any type that Employee may have against the Company or its predecessors, successors and assigns and the current and former employees, officers, directors and agents of the Company, of and from any and all claims or actions arising from Employee’s employment, the terms and conditions of Employee’s employment, or Employee’s termination of employment with the Company, including claims of employment discrimination, wrongful termination, unemployment compensation or any claim arising under law or equity, express or implied contract, tort, public policy, common law or any federal, state or local statute, ordinance, regulation or constitutional provision. In addition, Employee expressly acknowledges that the above payments include consideration for the satisfaction, settlement, waiver, release and discharge of any and all amounts that may otherwise be due to Employee under the Company’s short-term incentive plan and the Company’s long-term incentive plan.

(a) The claims released and discharged by Employee include, but are not limited to, claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; The Older Workers Benefit Protection Act (“OWBPA”); the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended; the Americans with Disabilities Act; the Fair Labor Standards Act; the Employee Retirement Income and Security Act of 1974, as amended; the National Labor Relations Act; the Labor Management Relations Act; the Equal Pay Act of 1963; the Pregnancy Discrimination Act of 1978; the Rehabilitation Act of 1973; all applicable state laws, including workers’ compensation, leave of absence, discrimination and other civil rights and wage laws.

(b) Employee recognizes that by signing this Agreement, Employee may be giving up some claim, demand or cause of action which Employee now has or may have, but which is unknown to Employee.

(c) Employee agrees not to file any charges, complaints, lawsuits or other claims against the Company that relate in any manner to the Employee’s employment or the resignation or termination of Employee’s employment with the Company.

(d) Employee expressly waives any claims against the Company for alleged race, color, religious, sex, national origin, age or disability discrimination or harassment under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Equal Pay Act of 1963; the Americans with Disabilities Act; the Family Medical Leave Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Rehabilitation Act of 1973; or any other federal or state law protecting against such discrimination or harassment.

(e) Employee acknowledges that the Company has not and does not admit that it engaged in any discrimination, wrong doing or violation of law on the Company’s part concerning Employee. Employee and the Company agree that by entering into this Agreement no discrimination, wrong doing, or violation of law has been acknowledged by the Company or assumed by Employee. Employee and the Company further acknowledge that this Agreement is not an admission of liability.

5. Employee Representations, Acknowledgements and Affirmations. Employee represents, acknowledges and affirms as follows:

(a) Employee has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against the Company;

(b) Except as expressly provided in this Agreement, Employee has received all compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled, other than the Company’s 401(k) plan if Employee is a plan participant and so vested;

(c) Employee affirms that Employee has been granted all leave to which Employee is/was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws and has not been subjected to retaliation for taking such leave;

(d) Employee has no known workplace injuries or occupational diseases and Employee has not been subjected to workers compensation retaliation;

(e) Employee has not divulged the Company’s proprietary or confidential information and will maintain the confidentiality of such information consistent with the Company’s policies and common law;

(f) Employee has no knowledge of any facts or circumstances that could constitute a violation of the Federal False Claims Act or similar state laws, and, with respect to the Company’s business, Employee has not reported any such potential claims to any government agency;

(g) Employee agrees that the Company has not retaliated against Employee for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud;

(h) Employee has returned all files, memoranda, documents, records, electronic records, credit cards, keys, passwords, computer equipment, REACH token, identification badge or other the Company property in Employee’s possession or will do so before accepting any monetary payment pursuant to this Agreement; and

(i) Employee affirms that all of the Company’s decisions regarding Employee’s pay and benefits through the date of Employee’s execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

6. Released Claims. Both parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, Employee agrees that if any such claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

7. Confidentiality. Employee and the Company agree to keep the contents and terms of this Agreement confidential and not to voluntarily disclose the terms or amount of settlement to third parties. The only exception is that Employee may reveal the terms of this Agreement to Employee’s spouse, attorney, tax preparer or as otherwise required by law. The Company may reveal the terms of this Agreement to its attorneys, accountants, financial advisors, managerial employees, and any disclosure required by law or business necessity. In the event that Employee breaches the confidentiality of this Agreement, Employee understands that the Company shall have the right to pursue all appropriate legal relief, including, but not limited to, attorneys’ fees and costs.

8. Public Statement. Employee further agrees not to make derogatory or negative remarks or comments about the Company, its affiliates and their respective directors, officers, shareholders, agents or employees, to any third parties, and not to otherwise defame the Company in any manner, including through any form of social media. In the event that Employee defames the Company, its affiliates and their respective directors, officers, shareholders, agents or employees, Employee understands that the Company shall have the right to pursue all appropriate legal relief, including but not limited to, attorneys’ fees and costs, and reimbursement of all monies paid hereunder. Company agrees not to make derogatory or negative remarks or comments about Employee to any third parties, nor to otherwise defame the Employee in any manner. In the event that the Company defames Employee, Company understands that the Employee shall have the right to pursue all appropriate legal relief, including but not limited to, attorneys’ fees and costs.

9. Non-Compete; Non-Solicitation. The provisions of this Section 9 and any related provisions shall survive termination of this Agreement and do not supersede, but are in addition to and not in lieu of, any other agreements signed by Employee concerning non-competition, confidentiality or solicitation of employees and are included in consideration for Company’s cash payments under Section 2 of this Agreement:

(a) Non-Compete.

(1) From the period beginning on the Date of Separation and ending on October 16, 2014 (the “Restricted Period”), Employee shall not, without prior written approval of the Company’s Chief Executive Officer, become an officer, employee, agent, partner, member or director of, or provide any services or advice to or for, any business enterprise in substantial direct competition (as defined in Section 9(a)(2) below) with the Company or its direct or indirect subsidiaries. The above constraint shall not prevent the Employee from making passive investments, not to exceed five percent (5%) of the total equity value, in any enterprise where the Employee’s services or advice is not required or provided.

(2) For purposes of this Section 9, a business enterprise with which the Employee becomes associated as an officer, employee, agent, partner, member or director shall be considered in substantial direct competition with the Company or its direct or indirect subsidiaries if such entity competes in any business in which the Company’s RehabCare Division (“RehabCare”) is engaged or provides services or products of a type which is marketed, sold or provided by RehabCare (including but not limited to any product or service which RehabCare is developing) within the state or country where RehabCare then provides or markets any such service or product as of the Date of Separation.

(3) During the Restricted Period, the Employee shall not, without prior written approval of the Company’s Chief Executive Officer, directly or indirectly, solicit, provide to, take away, or attempt to take away or provide to any customer or solicited prospect of RehabCare any business of a type which RehabCare provides or markets or which is competitive with any business then engaged in (or product or services marketed or planned to be marketed) by RehabCare; or induce or attempt to induce any such customer to reduce such customer’s business with RehabCare, or divert any such customer’s business from RehabCare; or discuss that subject with any such customer.

(b) Non-Solicit. From the Date of Separation until October 16, 2015 (the “Non-Solicitation Period”), the Employee shall not directly or indirectly, individually or on behalf of any person other than the Company, aid or endeavor to solicit or induce any of the Company’s or its subsidiaries’ or affiliates’ employees to leave their employment with the Company or such subsidiaries or affiliates in order to accept employment with the Employee or any other person, corporation, limited liability company, partnership, sole proprietorship or other entity.

(c) Provisions Relating To Non-Competition and Non-Solicitation. The provisions of this Section 9 shall survive the termination of this Agreement and shall not be affected by any subsequent changes in status, positions, duties, responsibilities, or authority permitted or contemplated by this Agreement. To the extent that any covenant set forth in this Section 9 of this Agreement shall be determined to be invalid or unenforceable in any respect or to any extent, the covenant shall not be void or rendered invalid, but instead shall be automatically amended for such lesser term, to such lesser extent, or in such other lesser degree, as will grant the Company the maximum protection and restrictions on the Employee’s activities permitted by applicable law in such circumstances. The Company shall have the right to injunctive relief to restrain any breach or threatened breach of any provisions in this Section 9 in addition to and not in lieu of any rights to recover damages or cease making payments under this Agreement. The Company shall have the right to advise any prospective or then current employer of the Employee of the provisions of this Agreement without liability. The Company’s right to enforce the provisions of this Agreement shall not be affected by the existence, or non-existence, of any other similar agreement for any other executive, or by the Company’s failure to exercise any of its rights under this Agreement or any other similar agreement or to have in effect a similar agreement for any other employee.

10. Ability to Revoke.

(a) Employee acknowledges and agrees that the Company has advised Employee and encouraged Employee to consult with an attorney, and Employee has consulted with an attorney regarding this Agreement prior to signing below, and that Employee has been given a period of at least forty five (45) days within which to consider this Agreement, including waiver of any ADEA and OWBPA age claims before voluntarily signing this Agreement.

(b) Employee agrees and understands that Employee may revoke this Agreement within seven (7) days after signing the Agreement, and that the Agreement shall not become effective or enforceable until the revocation period has expired.

(c) Any revocation of this Agreement must be made in writing and must actually be received by Joseph L. Landenwich, Kindred Healthcare, Inc., 680 South Fourth Street, Louisville, Kentucky 40202, before the expiration of the revocation period.

11. Confidential Information. At no time shall Employee divulge, furnish, or make accessible to anyone any confidential knowledge or information about the Company’s businesses or operations (except as required by law or order of court or other governmental agency) or any of the employees, clients, patients, customers or suppliers of the Company or with respect to any other confidential aspect of the businesses of the Company. Employee understands and agrees that any violation of this provision will cause the Company irreparable harm which cannot adequately be compensated by an award of money damages. As a result, Employee agrees that, in addition to any other remedy the Company may have, a violation of this Agreement may be restrained by issuance of an injunction by any court of competent jurisdiction. Employee further agrees to accept service of process by first class or certified United States mail. In the event the Employee fails to abide by this Section 11, Employee understands that the Company shall have the right to pursue reimbursement or setoff of all monies and benefits paid or to be paid hereunder.

12. Cooperation. Employee agrees that should the Company request Employee’s cooperation in connection with litigation, government investigations or other administrative or legal proceeding, Employee shall cooperate fully with the Company or its designated agents. Employee further agrees to cooperate fully in disclosing to the Company or its designated agents, any information which Employee obtained during the course and scope of Employee’s employment with the Company, and to which other employees of the Company were not privy. In the event the Employee fails to abide by this Section 12, Employee understands that the Company shall have the right to pursue reimbursement or setoff of all monies and benefits paid or to be paid hereunder.

13. Disputes. Any dispute or controversy arising under, out of, or in connection with this Agreement shall, at the election and upon written demand of either party, be finally determined and settled by binding arbitration in the City of Louisville, Kentucky, in accordance with the Labor Arbitration rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof. Each party shall pay their costs of the arbitration and all reasonable attorneys’ and accountants’ fees incurred in connection therewith, including any litigation to enforce any arbitration award.

14. Successors. This Agreement is personal to Employee and without the prior written consent of the Company shall not be assignable by Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employee’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

15. Other Severance Benefits. Except as specifically provided in this Agreement, Employee hereby agrees that in consideration for the payments to be received under this Agreement, Employee waives any and all rights to any payments or benefits under any plans, programs, contracts, agreements or arrangements of the Company that provide for severance payments or benefits upon a termination of employment, including, without limitation, the Company’s short-term incentive plan, the Company’s long-term incentive plan, the Employment Agreement between Employee and the Company and the Change-in-Control Severance Agreement between Employee and the Company.

16. Withholding. All payments to be made to Employee hereunder will be subject to all applicable required withholding of taxes.

17. No Mitigation. Employee shall have no duty to mitigate Employee’s damages by seeking other employment and, should Employee actually receive compensation from any such other employment, the payments required hereunder shall not be reduced or offset by any such compensation.

18. Voluntary Action. Employee acknowledges that Employee has read and fully understands all of the provisions of this Agreement and that Employee is entering into this Agreement freely and voluntarily.

19. Notices. Except as expressly provided herein, any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered or sent by telephone facsimile transmission, personal or overnight couriers, or registered mail with confirmation of receipt, addressed as follows:

If to Employee:

Lane M. Bowen

10966 Secret View Road

Sandy, Utah 84092

If to Company:

Kindred Healthcare Operating, Inc.

680 South Fourth Street

Louisville, KY 40202

Attn: Legal Department

20. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Kentucky.

21. Waiver of Breach and Severability. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by either party. In the event any provision of this Agreement is found to be invalid or unenforceable, it may be severed from the Agreement and the remaining provisions of the Agreement shall continue to be binding and effective.

22. Entire Agreement; Amendment. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter hereof. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Employee and a designated officer of the Company.

23. Headings. The headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

24. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

25. Section 409A.

(a) If any provision of this Agreement (or any award of compensation or benefits provided under this Agreement) would cause Employee to incur any additional tax or interest under Section 409A of the Internal Revenue Code (the “Code”), the Company shall reform such provision to comply with 409A and agrees to maintain, to the maximum extent practicable without violating 409A of the Code, the original intent and economic benefit to Employee of the applicable provision; provided that nothing herein shall require the Company to provide Employee with any gross-up for any tax, interest or penalty incurred by Employee under Section 409A of the Code.

(b) It is intended that each installment, if any, of the payments and benefits, if any, provided to Employee under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409 of the Code.

(c) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

EMPLOYEE HAS UP TO FORTY-FIVE (45) CALENDAR DAYS TO CONSIDER THIS AGREEMENT.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL FORTY-FIVE (45) CALENDAR DAY CONSIDERATION PERIOD.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ANY AND ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST COMPANY.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

KINDRED HEALTHCARE OPERATING, INC.

By:	/s/ Paul J. Diaz
Title:	Chief Executive Officer

EMPLOYEE

/s/ Lane M. Bowen
LANE M. BOWEN